Exhibit 99.1

Contact: Angela Bitting
Director, Corporate Communications
Exelixis, Inc.
(650) 837-7579
abitting@exelixis.com

EXELIXIS ESTABLISHES PROPRIETARY DRUG DISCOVERY
PROGRAM IN METABOLISM

-- Cardiovascular Disease, Obesity and Diabetes Represent
New Market Opportunities --

SOUTH SAN FRANCISCO, Calif. - July 26, 2001 - Exelixis, Inc. (Nasdaq: EXEL) will expand its internal programs by adding metabolic diseases to cancer and angiogenesis as franchise areas for the company's pharmaceutical business. Exelixis' new programs will pursue therapies for cardiovascular disease, obesity, and diabetes. The continued growth of Exelixis' drug discovery efforts in cancer and angiogenesis has encouraged the company to pursue this new therapeutic market opportunity.

"Our cancer program has been exceptionally productive. We've moved 18 targets into drug discovery and have identified potent and proprietary compounds against several of these targets. We've recently established key partnerships with Bristol-Myers Squibb and Protein Design Labs, which will result in substantial revenue and product rights. Seeing that success, as well as the increasing maturity of our angiogenesis program, we are extremely pleased to move into metabolism, which to us represents many exciting opportunities for technical, financial, and medical success," said George A. Scangos, Ph.D., president and chief executive officer of Exelixis.

As part of the metabolism program, the company will utilize its internal expertise and will make use of the zebrafish and mouse genetic systems at Artemis Pharmaceuticals, which the company recently acquired. Exelixis believes that its work over the past few years, together with new capabilities both within Exelixis and at Artemis, generate a unique program with substantial technical, commercial, and medical potential.

"Our `back to basics' approach, using fundamental biology to understand disease, makes us uniquely qualified to develop better drugs to treat cancer and now cardiovascular disease, obesity, and diabetes," said Geoffrey Duyk, M.D., Ph.D., executive vice president and chief scientific officer of Exelixis. "Our discovery platform allows us to move from target identification to lead discovery and optimization with remarkable speed and efficiency."

A key component of Exelixis' new drug discovery program is the conclusion of its sponsored research program with Pharmacia Corporation. This program will come to an end in February 2002 by mutual consent after three years of research. Pharmacia will retain the exclusive rights to pursue targets selected prior to that date, subject to the payment of milestones to Exelixis. After February 2002, Exelixis will have the exclusive right to pursue all other targets that it identifies in the field. Pharmacia will have no funding obligations to Exelixis, with the exception of royalties, after that date.

Exelixis is a genomics-based biotechnology company focused on product development through its expertise in comparative genomics and model system genetics. An outstanding team of company scientists has developed multiple fungal, nematode, insect, plant and vertebrate genetic systems. Exelixis' proprietary model systems and comparative genomics technologies address gene function by using biologically relevant functional genomics information very early on in the process to rapidly, efficiently and cost-effectively translate sequence data to knowledge about the function of genes and the proteins that they encode. The company has a significant internal cancer discovery and drug development program, through which a number of compounds are expected to complete screening by the end of the year. Exelixis believes that its technology is broadly applicable to all life science industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health and the company has active partnerships with Aventis, Bayer, Bristol-Myers Squibb, Protein Design Labs and Dow AgroSciences.

The forward looking statements contained in this press release involve risks and uncertainties that may affect our research and development efforts, as more fully discussed in the "Risk Factors" section of our filings with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to our ability to identify novel targets in the programs under development, to advance compounds against those targets into clinical development, to achieve the same or similar level of success as our cancer programs or to enter into new collaborative agreements.

Exelixis and the Exelixis logo are registered U.S. trademarks.

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